Exhibit 21.1

Best Western International Limited

B-W International Licensing, Inc.

BW GCCI, Inc

BW Worldwide Reservations, Inc.

BWI Latin America Reservations Co.

BWI Latin America Service Co.

SureStay, Inc.

B-W Netherlands B.V.

BWI (Thailand) Co. Ltd.

SureStay International, Inc.

B-W International Licensing Australia Pty Limited

BWI Hotels, LLC

BWI DevCo, LLC

BWI Management, LLC